UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) April 27, 2007
Neoware, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-21240	23-2705700

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3200 Horizon Drive, King of Prussia, Pennsylvania		19406

(Address of Principal Executive Offices)		(Zip Code)
(610) 277-8300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
     On May 1, 2007, Neoware, Inc.(the “Company”) issued a press release announcing its results for the third quarter ended March 31, 2007. The full text of the press release is set forth in Exhibit 99.1 hereto.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On April 27, 2007, the Board of Directors (the “Board”) of the Company elected Leslie Hayman to fill a vacancy on the Board. Mr. Hayman will also serve on the Compensation and Stock Option Committee of the Board. Mr. Hayman will be paid cash compensation for his services as a director and committee member in accordance with the Board’s compensation policies for non-employee directors. In addition, in accordance with the Company’s Amended and Restated 2004 Equity Incentive Plan (the “Plan”), upon his initial election to the Board, Mr. Hayman was automatically granted options to purchase 10,000 shares of the Company’s Common Stock at an exercise price of $12.39, the fair market price (as defined in the Plan) of the Company’s Common Stock on the date of grant. These options vest and become exercisable six months from the date of grant. The full text of the press release announcing Mr. Hayman’s election is set forth in Exhibit 99.2 hereto.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits. The following documents are filed as exhibits to this report.
99.1 Press Release dated May 1, 2007
99.2 Press Release dated May 1, 2007 announcing election of Leslie Hayman as director

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

NEOWARE, INC.
Dated: May 1, 2007	By:	/S/ Keith D. Schneck
Keith D. Schneck, Executive Vice President and
Chief Financial Officer

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